Exhibit 99.1

Apricus Biosciences Provides Corporate Update and First Quarter Financial Results

Vitaros® U.S. NDA Re-Submission on Schedule for 3Q 2016

SAN DIEGO, CA, May 9, 2016 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the first quarter of 2016 and provided a corporate update on its priorities for 2016. Apricus will hold a previously announced webcast this morning at 8:00 am PDT with Edward D. Kim, M.D., a member of the Company’s Scientific Advisory Board and a Vitaros® clinical investigator, to discuss the Vitaros opportunity as part of the Company’s corporate activities concurrent with the American Urological Association's 2016 Annual Meeting, May 6 - 10 in San Diego. Please join the webcast at www.apricusbio.com to view the presentation slides or, to participate by telephone, dial (877) 841-3961 (Domestic) or (201) 689-8589 (International). The conference ID number is 13633850.

“In March, we sharpened our focus on growth of the Vitaros brand, as we streamlined our organization in an effort to align our corporate strategy and our financial resources with the goal of achieving profitability in 2017,” stated Richard W. Pascoe, Chief Executive Officer. “Importantly, we experienced record Vitaros royalties in Europe in the first quarter of 2016 and we continue to have a productive dialogue with the Food and Drug Administration (“FDA”) regarding the Vitaros New Drug Application (“NDA”) resubmission content and format. As such, we remain on track to resubmit the NDA for Vitaros U.S. in the third quarter of 2016 with an approval decision expected after a six month review period. Finally, we will continue to work closely with our partners to grow Vitaros revenue by supporting additional regulatory approvals and launches, licensing additional territories, and leveraging our existing partnerships to help ensure Vitaros is actively commercialized in all approved territories.”

First Quarter Highlights and Recent Developments

Apricus recently updated its corporate goals to focus on increasing Vitaros’ value through the fostering and expansion of its commercial partnerships, in the U.S. and globally, and strengthening the Company’s financial position. First quarter and recent highlights include:

•	Closed on a $10 million registered direct offering with certain institutional investors, including existing investors Sarissa Capital and Aspire Capital;

•
Reported top-line Phase 2b data for fispemifene in symptomatic secondary hypogonadism that failed to achieve statistical significance in key clinical benefit endpoints and abandoned further clinical activities surrounding fispemifene; and

•
Expanded the Company’s exclusive distribution agreement with Ferring Pharmaceuticals to market Vitaros in the United Kingdom as part of the Company’s ongoing initiative to consolidate Vitaros territories with existing partners in an effort to maximize efficiencies and revenue.

2016 Priorities

Apricus is focused on achieving the following key strategic objectives:

Vitaros®* (alprostadil)

•
Continue implementation of the U.S. regulatory approval strategy to address the safety and manufacturing issues raised by the FDA in the original Vitaros NDA submission, with an NDA resubmission on target for the third quarter of 2016;

•
Continue to support the Company’s ex-U.S. partners’ efforts to increase revenue in countries where partners have launched Vitaros, seek solutions to ensure that Vitaros is available to patients in every country where it is approved but not currently marketed, support new commercial launches by the Company’s partners and assist the Company’s partners in obtaining additional regulatory approvals in their respective territories; and

•
Continue to generate the required data in 2016 to support delivery device improvements and related regulatory submission(s) with a priority to support the U.S. NDA resubmission of the refrigerated version of Vitaros.

RayVa™ (alprostadil)

•	Complete the formulation development for at-home dosing;

•	Finalize the Phase 2b study protocol;

•	Explore Orphan Drug Designation in the U.S. and EU; and

•	Explore global or regional partnerships prior to initiating the Phase 2b study.

First Quarter Financial Results

Revenue during the quarter ended March 31, 2016 was $0.6 million, compared to revenue of $0.5 million during the first quarter of 2015. Revenue during the quarter ended March 31, 2016 was comprised of $0.4 million in royalty revenues, an increase of $0.3 million or 317% over the quarter ended March 31, 2015. Revenue during the quarter ended March 31, 2015 included $0.4 million in license fee revenue related to the expansion of the Company’s license agreement with Sandoz to commercialize Vitaros in certain Asian and Pacific countries. Basic net loss for the quarter ended March 31, 2016 was $2.5 million, or basic loss per share of $0.05, compared to a net loss of $6.4 million, or $0.13 per share for the first quarter of 2015. Reducing the net loss for the quarter ended March 31, 2016 was a non-cash change in the fair value of the Company’s warrant liability in the amount of $2.6 million.

As of March 31, 2016, cash and cash equivalents totaled $6.9 million, compared to $3.9 million as of December 31, 2015.

2016 Financial Outlook

Early in the second quarter of 2016, Apricus reduced its staff, including the executive team, by approximately 30%, decreased the size of the Board by one member and reduced the Board’s cash compensation. Apricus plans to continue to reduce operating expenses (excluding non-cash stock-based compensation expense and depreciation expense), with a goal of achieving reductions of approximately 30% in 2016 and 60% in 2017 as compared to 2015 operating expenses (excluding non-cash stock-based compensation expense and depreciation expense).

In 2016, Apricus expects to continue to generate cash from milestone or licensing payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-licensing opportunities for Vitaros in Asia-Pacific. Apricus’ expenditures will include minimal costs for the preparatory Phase 2b clinical development of RayVa, as well as costs for activities associated with supporting the regulatory approval of Vitaros in the U.S. and the commercialization of Vitaros in Europe.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals), Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

For further information on Apricus, visit http://www.apricusbio.com.

*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ plans to grow revenues for Vitaros® outside the United States, the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ plans for life-cycle development programs for Vitaros; Apricus’ development and partnering plans for RayVa™; Apricus’ plans to pursue out-licensing opportunities for Vitaros in Asia-Pacific; Apricus’ plans to reduce operating expenses and achieve profitability, including projected 2016 and 2017 cost savings; and Apricus’ 2016 strategic objectives. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from the new strategic focus, workforce reduction and other cost control measures; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; Apricus’ ability to achieve U.S. and EU Orphan Designation for RayVa; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to secure an ex-U.S. strategic partner for RayVa and a licensing partner for Vitaros in Asia-Pacific; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form

10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue
License fee revenue	$—	$350
Royalty revenue	367	88
Product sales	259	37
Total revenue	626	475

Cost of goods sold	233	233
Gross profit	393	242

Research & development expense	2,806	3,268
General & administrative expense	2,404	3,096
Total operating expense	5,210	6,364

Other income (expense)	2,312	(290)
Net loss	$(2,505)	$(6,412)

Loss per share
Basic	$(0.05)	$(0.13)
Diluted	$(0.09)	$(0.13)

Weighted average shares outstanding
Basic	55,050	47,633
Diluted	56,021	47,633

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)

Cash and cash equivalents	$6,907	$3,887
Other current assets	2,212	2,330
Property and equipment, net	1,235	1,290
Other long term assets	78	274
Total assets	$10,432	$7,781

Accounts payable, accrued expenses and other current liabilities	$4,403	$6,146
Notes payable	8,746	9,401
Warrant liability	3,848	1,841
Deferred revenue	99	137
Other long term liabilities	179	200
Stockholders’ deficit	(6,843)	(9,944)
Total liabilities and stockholders’ deficit	$10,432	$7,781